Exhibit 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

ANADIGICS, Inc.

We have audited the accompanying consolidated balance sheets of ANADIGICS, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audit also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ANADIGICS, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated March 6, 2015, the Company, as discussed in Note 1, has experienced operating losses more significant than anticipated primarily due to a delay in infrastructure revenue growth that adversely affects the Company's current results of operations and liquidity. Note 1 describes management's plans to address these issues.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), ANADIGICS, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 6, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 6, 2015,

except for the third, fourth, fifth and sixth paragraphs of Note 1, as to which the date is August 26, 2015.

ANADIGICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR ENDED DECEMBER 31,
	2014	2013	2012

Net sales	$86,282	$134,242	$112,643
Cost of sales	76,793	125,922	113,869
Gross profit (loss)	9,489	8,320	(1,226)

Research and development expenses	26,708	38,585	43,892
Selling and administrative expenses	17,094	23,813	24,289
Restructuring charges	6,098	1,915	2,338
	49,900	64,313	70,519

Operating loss	(40,411)	(55,993)	(71,745)

Interest income	7	237	528
Interest expense	(303)	(82)	-
Other income, net	1,817	1,859	1,364

Net loss	$(38,890)	$(53,979)	$(69,853)

Basic and diluted loss per share	$(0.45)	$(0.67)	$(0.99)

Weighted average basic and diluted common shares outstanding used in computing loss per share	85,810	80,991	70,721

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31,
	2014	2013	2012
Net loss	$(38,890)	$(53,979)	$(69,853)
Other comprehensive (loss) income:
Unrealized gain on marketable securities	81	1,371	2,193
Foreign currency translation adjustment	-	3	6

Reclassification adjustment:
Net recognized gain on marketable securities previously included in other comprehensive (loss) income	(1,728)	(1,779)	(1,393)
Comprehensive loss	$(40,537)	$(54,384)	$(69,047)

See accompanying notes.

ANADIGICS, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$18,430	$20,947
Short-term marketable securities	-	3,447
Accounts receivable, net of allowance for doubtful accounts of $172 at December 31, 2014 and December 31, 2013	5,335	15,156
Inventories	13,844	21,114
Prepaid expenses and other current assets	2,721	3,628
Assets held for sale	335	-

Total current assets	40,665	64,292

Plant and equipment
Equipment and furniture	190,718	203,797
Leasehold improvements	46,850	46,850
Projects in process	1,415	4,832
	238,983	255,479
Less accumulated depreciation and amortization	221,812	222,303
	17,171	33,176
Other assets	180	213
	$58,016	$97,681
LIABILITIES AND STOCKHOLDERS EQUITY

Current liabilities:
Accounts payable	$5,913	$13,043
Accrued liabilities	3,419	4,380
Accrued restructuring costs	904	245
Bank borrowings	4,000	-
Total current liabilities	14,236	17,668

Other long-term liabilities	1,122	1,604

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value, 5,000 shares authorized, none issued or outstanding
Common stock, convertible, non-voting, $0.01 par value, 1,000 shares authorized, none issued or outstanding
Common stock, $0.01 par value, 144,000 shares authorized at December 31, 2014 and 2013, and 86,878 and 84,437 issued at December 31, 2014 and 2013, respectively	869	844
Additional paid-in capital	642,683	637,922
Accumulated deficit	(600,635)	(561,745)
Accumulated other comprehensive income	-	1,647
Treasury stock at cost: 115 shares at December 31, 2014 and 2013	(259)	(259)
Total stockholders’ equity	42,658	78,409
	$58,016	$97,681

See accompanying notes.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(AMOUNTS IN THOUSANDS)

	Common Stock Shares	Common Stock Amount	Treasury Stock Shares	Treasury Stock Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity

Balance, December 31, 2011	69,394	$694	(115)	$(259)	$602,757	$(437,913)	$1,246	$166,525

Stock options exercised	950	10			1,913			1,923
Shares issued under employee stock purchase plan	407	4			823			827
Restricted stock activity, net of forfeitures	1,102	11			(11)			-
Amortization of stock-based compensation					5,797			5,797
Other comprehensive income							806	806
Net loss						(69,853)		(69,853)

Balance, December 31, 2012	71,853	$719	(115)	$(259)	$611,279	$(507,766)	$2,052	$106,025

Issuance of common stock in public offering, net of expenses	10,704	107	-	-	19,568	-	-	19,675
Stock options exercised	70	-			132			132
Shares issued under employee stock purchase plan	271	3			442			445
Restricted stock activity, net of forfeitures	1,539	15			(15)			-
Amortization of stock-based compensation					6,516			6,516
Other comprehensive income							(405)	(405)
Net loss						(53,979)		(53,979)

Balance, December 31, 2013	84,437	$844	(115)	$(259)	$637,922	$(561,745)	$1,647	$78,409

Stock options exercised	5	-			10			10
Shares issued under employee stock purchase plan	158	2			102			104
Restricted stock activity, net of forfeitures	2,278	23			(23)			-
Amortization of stock-based compensation					4,672			4,672
Other comprehensive income							(1,647)	(1,647)
Net loss						(38,890)		(38,890)

Balance, December 31, 2014	86,878	$869	(115)	$(259)	$642,683	$(600,635)	$-	$42,658

See accompanying notes.

ANADIGICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	YEAR ENDED DECEMBER 31,
	2014	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(38,890)	$(53,979)	$(69,853)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,317	14,510	16,530
Amortization	164	97	636
Stock based compensation	4,672	6,516	5,797
Marketable securities recovery and accretion	(1,728)	(1,779)	(1,393)
Loss (gain) on disposal of equipment	1,812	(177)	(89)
Changes in operating assets and liabilities:
Accounts receivable	9,821	(2,923)	5,096
Inventories	7,270	(2,274)	893
Prepaid expenses and other assets	899	(433)	191
Accounts payable	(7,130)	(1,056)	2,194
Accrued and other liabilities	(784)	(525)	(3,608)
Net cash used in operating activities	(12,577)	(42,023)	(43,606)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of plant and equipment	(850)	(6,464)	(2,816)
Proceeds from sale of equipment	3,343	3	47
Purchases of marketable securities	-	(8,130)	(34,530)
Proceeds from sales and redemptions of marketable securities	3,528	32,563	70,409
Net cash provided by investing activities	6,021	17,972	33,110

CASH FLOWS FROM FINANCING ACTIVITIES
Issuances of common stock, net of related costs	114	20,252	2,750
Proceeds from bank borrowings	19,582	-	-
Repayments of bank borrowings	(15,582)	-	-
Payment for financing fees	(75)	(203)	-
Net cash provided by financing activities	4,039	20,049	2,750

Net decrease in cash and cash equivalents	(2,517)	(4,002)	(7,746)
Cash and cash equivalents at beginning of period	20,947	24,949	32,695
Cash and cash equivalents at end of period	$18,430	$20,947	$24,949

Supplemental disclosures of cash flow information:
Net taxes paid	$144	$133	$152
Interest paid	150	24	-

See accompanying notes.

ANADIGICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

ANADIGICS, Inc. (the “Company”) is a global leader in technology, design, and manufacturing of RF semiconductor solutions for infrastructure and mobile communications and data transmission markets. The Company’s product portfolio includes line amplifiers, reverse path amplifiers, PAs, and FEICs. CATV products provide the critical link within CATV infrastructure communications networks, as well as CPE devices, such as set-top boxes and cable modems. WiFi infrastructure products enable wireless connectivity for infrastructure and multimedia applications, including access points, routers, media gateways, and set-top boxes. Wireless infrastructure products are components in 3G and 4G Small-Cell base stations, including picocells, enterprise-class femtocells, and CPE devices that help carriers expand broadband network coverage and support greater levels of data transmission. Cellular infrastructure products are also used in 3G and 4G IoT applications, including automotive, M2M, and industrial devices. WiFi mobile products are designed to enable WiFi connectivity in smartphones, tablets, notebooks, and portable gaming systems. Cellular mobile products enable 3G and 4G wireless connectivity in mobile handsets, smartphones, tablets, and notebooks. Our newly introduced Foundry services offer capacity for large-scale VCSEL wafer processing and testing.

The Company designs, develops, and manufactures RFIC’s primarily using GaAs compound semiconductor substrates with various process technologies, including MESFET, pHEMT and HBT. The Company’s patented InGaP-Plus technology, combines InGaP HBT and pHEMT processes on a single substrate, enabling it to integrate the PA function and the RF active switch function on the same die. Additionally, the Company has VCSEL process technology and test capabilities that enable high yields with enhanced uniformity. The Company fabricates substantially all of its ICs in its six-inch diameter GaAs wafer fabrication facility.

The consolidated financial statements include the accounts of ANADIGICS, Inc. and its wholly owned subsidiaries. The audited consolidated financial statements for the periods presented have been prepared on a going concern basis. All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company has evaluated subsequent events and determined that there were no subsequent events to recognize or disclose in these consolidated financial statements, other than what is described in “Recent Events” below.

RECENT EVENTS

The Company has historically operated at a loss and has not consistently generated sufficient cash flows from operations to cover its operating expenses. In mid-2014, the Company implemented a strategic restructuring plan (Note 2) that the Company believed would place increased emphasis on infrastructure markets, lower operating costs and position the business for improved operating results.  By the three months ended April 4, 2015, the Company’s infrastructure revenue improved, costs were lowered and operating losses were reduced in keeping with the strategic restructuring plan. However, subsequent to that date, unexpected declines in revenue resulted in an increase in operating losses. Therefore, the delayed improvement in infrastructure revenue is forecast to result in operating losses into 2016, larger than those foreseen under the strategic restructuring plan. Additionally, in future periods it is possible that the Company will not maintain compliance with certain covenants under its revolving credit facility (Note 13) which could result in outstanding borrowings being immediately due and payable and the termination of the revolving credit facility. The combination of these factors is expected to adversely affect the Company’s current results of operations and liquidity.

Management’s plans to overcome these difficulties include financing all or part of its operations through additional equity or debt financing. However, there can be no assurance that additional financing will be available on satisfactory terms or at all. The Company also expects to continue to aggressively pursue available sales opportunities, work with distributors and end users to grow future sales, and continue to control costs.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Significant estimates that affect the financial statements include, but are not limited to: allowance for doubtful accounts, recoverability and valuation of inventories, impairment of property and equipment, warranty reserve, valuation of stock-based compensation, reserves for distributor arrangements and returns, valuation of certain marketable securities, useful lives and amortization periods and recoverability of long-lived assets.

CONCENTRATION OF CREDIT RISK

The Company grants trade credit to its customers, who are primarily foreign manufacturers of wireless communication devices, cable and broadcast television receivers and fiber optic communication devices. The Company performs periodic credit evaluations of its customers and generally does not require collateral. Sales and accounts receivable from customers are denominated in U.S. dollars. The Company has not experienced significant losses related to receivables from these individual customers.

Net sales to individual customers and their affiliates who accounted for 10% or more of the Company’s total net sales and corresponding end application information are as follows:

	YEAR ENDED DECEMBER 31
	2014		2013		2012
Customer (primary application)	$	%	$	%	$	%
Samsung Electronics (Mobile)	22,479	26%	54,187	40%	34,372	31%
Huawei Technologies (Infrastructure / Mobile)	18,718	22%	15,731	12%	15,169	14%
Murata (Mobile)	<10%	<10%	14,274	11%	<10%	<10%
ZTE Corporation (Mobile)	<10%	<10%	<10%	<10%	12,818	11%

Accounts receivable at December 31, 2014 and 2013 from the greater than 10% customers accounted for 66% and 58% of total accounts receivable, respectively.

REVENUE RECOGNITION

Revenue from product sales is recognized when title to the products is transferred to the customer, which occurs upon shipment or delivery, depending upon the terms of the sales order. The Company sells to certain distributors who are granted limited contractual rights of return and exchange and certain pre-negotiated individual product-customer price protection. Revenue from sales of products to distributors is recognized, net of allowances, upon shipment of the products to the distributors. At the time of shipment, title transfers to the distributors and payment from the distributors is due on our standard commercial terms; payment terms are not contingent upon resale of the products. Revenue is appropriately reduced for the portion of shipments subject to return, exchange or price protection. Allowances for the distributors are recorded upon shipment and calculated based on the distributors’ indicated intent, historical data, current economic conditions and contractual terms. The Company believes it can reasonably and reliably estimate allowances for credits to distributors in a timely manner. The Company charges customers for the costs of certain contractually-committed inventories that remain at the end of a product's life. Such amounts are recognized as cancellation revenue when cash is received. The value of the inventory related to cancellation revenue may, in some instances, have been reserved during prior periods in accordance with the Company’s inventory obsolescence policy. The Company maintains an allowance for doubtful accounts for estimated losses resulting from customers' failure to make payments.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company establishes an allowance for doubtful accounts for estimated losses resulting from customers' failure to make payments, based upon historical experience.

WARRANTY COSTS

The Company provides, by a current charge to income, an amount it estimates, by examining historical returns and other information it deems critical, will be needed to cover future warranty obligations for products sold during the year. The liability for warranty costs is included in Accrued liabilities in the consolidated balance sheets.

PLANT AND EQUIPMENT

Plant and equipment are stated at cost. Depreciation of plant, furniture and equipment has been provided on the straight-line method over 3-7 years. Leasehold improvements are amortized and included in depreciation over the useful life of the leasehold or the life of the lease, whichever is shorter.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the income tax basis of such assets and liabilities. The Company maintains a full valuation allowance on its deferred tax assets. Accordingly, the Company has not recorded a benefit or provision for income taxes. The Company recognizes interest and penalties related to the underpayment of income taxes in income tax expense. No unrecognized tax benefits, interest or penalties were accrued at December 31, 2014 and 2013. The Company’s U.S. federal net operating losses have occurred since 1998 and as such, tax years subject to potential tax examination could apply from that date because carrying-back net operating loss opens the relevant year to audit.

RESEARCH AND DEVELOPMENT COSTS

The Company charges all research and development costs associated with the development of new products to expense when incurred.

CASH EQUIVALENTS

The Company considers all highly liquid marketable securities with a maturity of three months or less when purchased to be cash equivalents.

MARKETABLE SECURITIES

Available for sale securities are stated at fair value, as determined by quoted market prices or as needed, independent valuation models, with unrealized gains and losses reported in other accumulated comprehensive income or loss. Unrealized losses are reviewed and those considered other than temporary are recorded as a charge to other income (expense). Subsequent gains or losses upon redemption or sale of these securities in excess of, or below, their adjusted cost basis are also recorded as other income (expense). The cost of securities sold is based upon the specific identification method. The amortized cost of securities is adjusted for amortization of premium and accretion of market discounts over the securities’ effective life or maturity and recorded in interest income. See Note 4 for a summary of marketable securities.

INVENTORY

Inventories are valued at the lower of cost or market ("LCM"), using the first-in, first-out method. The Company capitalizes production overhead costs to inventory on the basis of normal capacity of its production facility and in periods of abnormally low utilization charges the related expenses as a period cost in the statement of operations. In addition to LCM limitations, the Company reserves against inventory items for estimated obsolescence or unmarketable inventory. The reserve for excess and obsolete inventory is primarily based upon forecasted short-term demand for the product. Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory. If actual demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required. In the event the Company sells inventory that had been covered by a specific inventory reserve, the sale is recorded at the actual selling price and the related cost of goods sold at the full inventory cost, net of the reserve.

DEFERRED RENT

Aggregate rental expense is recognized on a straight-line basis over the lease terms of operating leases that contain predetermined increases in rentals payable during the lease term.

FOREIGN CURRENCY TRANSLATION

The financial statements of subsidiaries outside of the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet dates. The resultant translation adjustments are included in other accumulated comprehensive income or loss. Income and expense items are translated at the average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in the determination of net income or loss.

EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised resulting in the issuance of common stock of the Company. Any dilution arising from the Company's outstanding stock awards will not be included where their effect is anti-dilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value of each of the following instruments approximates their carrying value because of the short maturity of these instruments: cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. See Note 4 for additional fair value disclosures.

STOCK-BASED COMPENSATION

The Company has various stock-based compensation plans for employees and directors, which are described more fully in Note 10. The Company records stock compensation expense for all stock-based payment awards made to its employees and directors. Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period which in most cases is the vesting period.

RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the current presentation.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Changes to accounting principles generally accepted in the United States of America are established by the Financial Accounting Standards Board (“FASB”) in the form of Accounting Standards Updates to the FASB’s Accounting Standards Codification.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, which requires an entity to evaluate whether conditions or events, in the aggregate, raise substantial doubt about the entity's ability to continue as a going concern for one year from the date the financial statements are issued or are available to be issued. The guidance is effective for the annual period ending after December 15, 2016 and for annual and interim periods thereafter, with early adoption permitted. The Company is in the process of evaluating the impact of this guidance on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The guidance states that a performance target in a share-based payment that affects vesting and that could be achieved after the requisite service period should be accounted for as a performance condition. The guidance is effective for annual and interim periods beginning after December 15, 2015 and early adoption is permitted. The Company is in the process of evaluating the impact of this guidance on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which will replace most current revenue recognition guidance. The core principle of the ASU is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. It also requires additional disclosures about the nature, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. The amended guidance permits the initial application to be applied either retrospectively to each prior reporting period presented, or retrospectively with a cumulative effect adjustment made at the date of initial application. The guidance is effective for annual and interim periods beginning after December 15, 2016, with early adoption prohibited. The Company is currently evaluating the adoption method and the impact of adopting this guidance on its consolidated financial statements.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of an Entity, which changes the criteria for determining which disposals can be presented as discontinued operations and modifies the related disclosure requirements. Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that represents a strategic shift that has, or will have, a major effect on an entity's operations and financial results. The revised guidance is effective prospectively for fiscal and interim periods beginning on or after December 15, 2014. Adoption of this guidance could impact future dispositions by the Company.

2. RESTRUCTURING AND OTHER CHARGES

RESTRUCTURING

During 2014, the Company implemented workforce reductions that eliminated approximately 150 positions throughout the Company which resulted in the Company recording a restructuring charge of $4,199 for severance, related benefits and other costs. The workforce reductions principally related to the Company’s strategic restructuring to lower operating costs while increasing its infrastructure presence (“Strategic Restructuring”).

During 2013 and 2012, the Company implemented workforce reductions that eliminated approximately 25 and 40 positions, respectively, throughout the Company, resulting in restructuring charges of $1,915 and $2,338, respectively, for severance, related benefits and other costs.

Activity and liability balances related to the restructurings were as follows:

	Workforce-related	Lease-related	Total
December 31, 2012 balance	$395	$-	$395
Restructuring expense	1,915	-	1,915
Payments	(2,065)	-	(2,065)
December 31, 2013 balance	$245	$-	$245
Restructuring expense	4,002	197	4,199
Payments	(3,502)	(38)	(3,540)
December 31, 2014 balance	$745	$159	$904

OTHER CHARGES

During 2014, the Company reviewed and identified certain surplus manufacturing fixed assets and recorded a restructuring charge of $4,201 to write down certain assets to their current market value based on proceeds expected from their sale. As a result of the Strategic Restructuring, certain of these fixed assets were classified as held for sale with a value of $3,766. During 2014, the Company recorded proceeds of $3,256 on the sale of certain assets held for sale and offset their related $2,302 net gain against Restructuring charges. Improvements in the Company’s business prospects following the Strategic Restructuring resulted in the decision to retain and use certain assets previously held for sale with a carrying value of $1,764 which are now classified and depreciated within fixed assets. As of December 31, 2014, $335 represents the carrying value of the remaining assets held for sale.

During the second quarter of 2014, the Company recorded a charge of $2,080 to Cost of sales for inventory write-downs on certain excess Mobile inventory.

3. SEGMENTS

The Company has one reportable segment. Its ICs are primarily manufactured using common manufacturing facilities located in the same domestic geographic area. The method for determining what information to report is based on management’s use of financial information for the purposes of assessing performance and making operating decisions. All operating expenses and assets of the Company are combined and reviewed by the chief operating decision maker on an enterprise-wide basis, resulting in no additional discrete financial information or operating segment information. The Company’s business units share similar long term business models, research and development expenses and selling and administrative expenses. The Company has concluded at December 31, 2014 that it has only one reportable segment. The Company will re-assess its conclusions at least annually.

The Company classifies its revenues based upon the end application of the product in which its ICs are used. Net sales by end application are regularly reviewed by the chief operating decision maker and are as follows:

	Year Ended December 31,
	2014	2013	2012
Infrastructure	$39,161	$36,199	$34,584
Mobile	47,121	98,043	78,059
Total	$86,282	$134,242	$112,643

The Company sells to five geographic regions: Asia, Europe, Latin America, USA and Other. The geographic region is determined by the destination of the shipped product. Net sales to each of the five geographic regions are as follows:

	Year Ended December 31,
	2014	2013	2012
Asia	$77,954	$125,027	$92,652
Europe	1,458	1,680	3,881
Latin America	5,128	5,669	9,101
USA	1,742	1,865	6,601
Other	-	1	408
Total	$86,282	$134,242	$112,643

4. FAIR VALUE AND MARKETABLE SECURITIES

As of December 31, 2014, we have no auction rate securities outstanding.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Inputs used to measure fair value are classified in the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2

Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

    The Company endeavors to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table presents a summary of fair value information for available-for-sale securities:

			Fair Value Measurements at Reporting Date Using
Security Type	Amortized Cost Basis (1)	Fair Value	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Former-auction corporate debt security (2)	$1,800	$2,997	$2,997	$-
Auction Rate Security - Preferred Equity	-	450	-	450
Total at December 31, 2013	$1,800	$3,447	$2,997	$450

Total at December 31, 2014	$-	$-	$-	$-

(1) Difference between amortized cost basis and fair value represents gross unrealized gains.

(2) Available for sale debt security with contractual maturity in excess of 10 years.

AUCTION RATE SECURITIES AND FORMER-AUCTION CORPORATE DEBT SECURITY

Auction rate securities (ARS) were a short-term cash management instrument used by the market and the Company prior to 2008. The instruments used a monthly Dutch auction process to provide liquidity on long-term financial instruments that reset the applicable interest rate and through the reset, allowed existing investors to rollover or liquidate their holdings at par value. During 2007 and early 2008, ARS failed to auction due to sell orders exceeding buy orders.

During the first half of 2014, our Level 2 former-auction corporate debt security and remaining Level 3 preferred equity action rate security sold for $2,960 and $568, respectively, resulting in a realized gain of $1,728, which was recorded to Other income, net. During 2013, two Level 2 and one Level 3 ARS redeemed for $6,739, resulting in a realized gain of $1,684, which was recorded to Other income, net.

The table below provides a reconciliation of the beginning and ending balances for each type of security valued using a Level 3 valuation.

($ in 000’s)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Years ended December 31, 2013 and 2014
Preferred Equity Security Monoline insurers (a)
Balance December 31, 2012	$1,568
Transfers out of Level 3	-
Total gains or losses realized/unrealized
Included in net loss	872
Included in other comprehensive income	10
Redemptions	(2,000)
Ending Balance December 31, 2013	$450
Transfers out of Level 3	-
Total gains or losses realized/unrealized
Included in net loss	568
Included in other comprehensive income	(450)
Redemptions	(568)
Ending Balance December 31, 2014	$-

(a) Preferred securities issued by subsidiaries of two publicly-held debt default insurers.

5. INVENTORIES

Inventories consist of the following:

	December 31,
	2014	2013
Raw materials	$4,584	$7,323
Work in progress	3,052	8,424
Finished goods	6,208	5,367
Total	$13,844	$21,114

6. ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31,
	2014	2013
Accrued compensation	$1,440	$1,844
Warranty reserve	237	383
Other	1,742	2,153
	$3,419	$4,380

Changes in the Company’s product warranty reserve are as follows:

	Year ended December 31
	2014	2013	2012
Beginning balance	$383	$770	$430
Additions charged to costs and expenses	515	554	1,507
Claims processed	(661)	(941)	(1,167)
Ending balance	$237	$383	$770

7. COMMITMENTS AND CONTINGENCIES

The Company leases manufacturing, warehousing and office space under noncancelable operating leases that expire through 2016. Rent expense was $2,278, $2,350, $2,567, in 2014, 2013 and 2012, respectively. At December 31, 2014 and 2013, there were no capital lease obligations outstanding. The future minimum lease payments under the noncancelable operating leases, excluding deferred rent adjustments. are as follows:

YEAR	Operating Leases
2015	$2,601
2016	2,351
2017	188
2018	131
2019	11
Thereafter	-
Total minimum lease payments	$5,282

In addition to the above, at December 31, 2014, the Company had unconditional purchase obligations of approximately $2,794.

8. INCOME TAXES

There were no current and deferred components of income taxes for the years ended December 31, 2014, 2013, and 2012.

Deferred tax assets require a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets may not be realized. Whereas realization of the deferred tax assets is dependent upon the timing and magnitude of future taxable income prior to the expiration of the deferred tax attributes, management began recording a full valuation allowance in 2001. The amount of the deferred tax assets considered realizable, however, could change if estimates of future taxable income during the carry-forward period are changed.

Significant components of the Company’s net deferred taxes as of December 31, 2014 and 2013 are as follows:

	December 31,
	2014	2013
Deferred tax balances
Accruals/reserves	$6,709	$7,652
Net operating loss carryforwards	211,749	210,894
Research and experimentation credits	14,089	14,414
Deferred rent expense	400	614
Difference in basis of plant and equipment	9,445	9,791
Valuation allowance	(242,392)	(243,365)
Net deferred tax assets	-	-

As of December 31, 2014, the Company had net operating loss carryforwards of approximately $612,604 for federal and $272,022 for state tax reporting purposes. The federal carryforward will begin to expire in 2019, and the state carryforwards have begun to expire. A portion of net operating loss carryforwards and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods due to the “change of ownership” provisions of the Internal Revenue Code and similar state provisions. A portion of these carryforwards may expire before becoming available to reduce future income tax liabilities.

At December 31, 2014, $25,149 of the deferred tax asset related to net operating loss carryforwards and an equivalent amount of deferred tax asset valuation allowance represented tax benefits associated with the exercise of non-qualified stock options and vesting of restricted stock deduction over book. Such benefit, when realized, will be credited to additional paid-in capital. Included within the Company’s net operating loss tax carryforwards at December 31, 2014, the Company has excess tax benefits, related to stock-based compensation of $11,532 which are not recorded as a deferred tax asset as the amounts would not have resulted in a reduction in current taxes payable until all other tax attributes currently available to the Company were utilized. The benefit of these deductions will be recorded to additional paid-in capital at the time the tax deduction results in a reduction of current taxes payable.

The earnings associated with the Company’s investment in its foreign subsidiaries are considered to be permanently invested and no provision for U.S. federal and state income taxes on those earnings or translation adjustments has been provided.

The reconciliation of income tax expense computed at the U.S. federal statutory rate to the benefit from income taxes is as follows:

	Year Ended December 31,
	2014		2013		2012
Tax at U.S. statutory rate	$(13,612)	(35.0)%	$(18,893)	(35.0)%	$(24,448)	(35.0)%
Effect of permanent items	3	-	6	-	163	0.2
State and foreign tax (benefit), net of federal tax effect	(253)	(0.6)	(1,754)	(3.2)	(2,255)	(3.2)
Research and experimentation tax credits, net	325	0.8	(328)	(0.6)	(33)	(0.1)
Effect of tax rate change	15,183 *	39.0	-	-	-	-
Valuation allowance, net	(973)	(2.5)	28,118	52.1	23,802	34.1
Worthless stock deduction	-	-	(4,997)	(9.3)	-	-
Other	(673)	(1.7)	(2,152)	(4.0)	2,771	4.0
(Benefit from) provision for income taxes	$-	-%	$-	-%	$-	-%

* Effect of state tax amendment N.J.S.A. 54:10A-6 which replaced a three-fraction allocation formula of the Corporation Business Tax allocation factor with a single sales fraction formula.

9. STOCKHOLDERS' EQUITY

On December 17, 1998, the Company adopted a Shareholders’ Rights Agreement dated as of December 17, 1998 (as amended by Amendment No. 1 dated as of November 30, 2000 and Amendment No. 2 dated as of October 2, 2008), by and between ANADIGICS, Inc. and Computershare, Inc., as the Rights agent (as amended, the “Rights Agreement”). Pursuant to the Rights Agreement, rights were distributed as a dividend at the rate of one right for each share of ANADIGICS, Inc. common stock, par value $0.01 per share, held by stockholders of record as of the close of business on December 31, 1998. The rights were scheduled to expire on December 17, 2018, unless earlier redeemed or exchanged, pursuant to the terms of the Rights Agreement. On April 24, 2014, the Board of Directors of the Company voted to terminate the Rights Agreement by approving an amendment (the “Amendment”) to the Rights Agreement to accelerate the final expiration date of the rights (the “Rights”) to April 25, 2014. As a result of the Amendment, as of the close of business on April 25, 2014, the Rights are no longer outstanding nor exercisable, and the Rights Agreement was effectively terminated.

NASDAQ LISTING

The Company’s common stock currently trades on the NASDAQ Global Market (“NASDAQ”). On August 11, 2014, the Company received a letter from NASDAQ notifying the Company that it did not comply with the $1.00 minimum closing bid price requirement for continued listing under the NASDAQ Listing Rules. The Company was provided a period of 180 calendar days, or until February 9, 2015, during which to regain compliance. The Company's common stock subsequently maintained a closing bid price of at least $1.00 per share for 10 consecutive business days, from January 26, 2015 to February 6, 2015, enabling the Company to regain compliance with the NASDAQ Listing Rule. The Company’s common stock will therefore maintain its listing on the NASDAQ.

STOCK OFFERING

In March 2013, the Company completed an underwritten public offering of 10,704 shares of common stock at a price of $2.00 per share which generated net proceeds to the Company of $19,675.

10. EMPLOYEE BENEFIT PLANS

The Company records stock-based compensation expense for all stock-based payment awards made to our employees and directors. Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period which in most cases is the vesting period.

EQUITY COMPENSATION PLANS

The Company has two active equity compensation plans under which equity securities are authorized for issuance to employees and/or directors and two plans (the 1995 Plan and 1997 Plan, described below) which have been terminated:

■	The 1995 Long-Term Incentive and Share Award Plan for Officers and Directors (terminated February 28, 2005) (1995 Plan);
■	The 1997 Long Term Incentive and Share Award Plan (terminated February 28, 2005) (1997 Plan);
■	The Amended and Restated (as of March 30, 2013) 2005 Long Term Incentive and Share Award Plan (2005 Plan, collectively with the 1995 Plan and the 1997 Plan, the Plans); and
■	The Employee Stock Purchase Plan (ESP Plan).

Employees and outside directors have been granted restricted stock units and options to purchase shares of common stock under the Plans. An aggregate of 4,913, 5,100 and 24,850 shares of common stock were reserved for issuance under the 1995 Plan, the 1997 Plan and the 2005 Plan, respectively. The Plans provide for the granting of stock options, stock appreciation rights, restricted stock units and other share based awards to eligible employees and directors, as defined in the Plans. Option grants have terms of 10 years and become exercisable in varying amounts over periods of up to three years. To date, no stock appreciation rights have been granted under the Plans.

In 1995, the Company adopted the ESP Plan under Section 423 of the Internal Revenue Code. All full-time employees of ANADIGICS, Inc. and part-time employees, as defined in the ESP Plan, are eligible to participate in the ESP Plan. An aggregate of 6,694 shares of common stock were reserved for offering under the ESP Plan. Offerings are made at the commencement of each calendar year and must be purchased by the end of that calendar year. Pursuant to the terms of the ESP Plan, shares purchased and the applicable per share price were 158 ($0.66), 271 ($1.64) and 407 ($2.04) for the years ended December 31, 2014, 2013 and 2012, respectively.

Stock-based compensation expense arises from the amortization of restricted stock units, unamortized stock option grants and from the ESP Plan. The Company uses the straight-line basis in calculating stock-based compensation expense.

The table below summarizes stock-based compensation by source and by financial statement line item:

	For years ended December 31,
	2014	2013	2012
Amortization of restricted stock units	$4,528	$6,239	$4,813
Amortization of ESP Plan	44	149	314
Amortization of stock option awards	100	128	670
Total stock-based compensation	$4,672	$6,516	$5,797

By Financial Statement line item
Cost of sales	$861	$1,041	$888
Research and development expenses	1,744	2,118	1,626
Selling and administrative expenses	2,067	3,428	3,218
Restructuring charges	-	(71)	65

No tax benefits have been recorded due to the Company’s full valuation allowance position.

RESTRICTED STOCK UNITS

Under the Plans, the Company grants restricted stock units to its employees. The value of restricted stock units are fixed upon the date of grant and amortized over the related vesting period, primarily ranging up to three years. Restricted stock units are subject to forfeiture if employment terminates prior to vesting. The Company estimates that approximately 2.5% of its restricted stock units and stock option awards are forfeited annually (exclusive of performance-based restricted stock units and performance-based option shares, as described below). Restricted stock units do not carry voting, forfeitable dividend rights, and cannot be traded or transferred prior to vesting. Grant, vest and forfeit activity and related weighted average (WA) price per share for restricted stock units and for stock options during the period from January 1, 2012 to December 31, 2014 is presented in tabular form below:

	Restricted Stock Units				Stock Options
	Time-based		Performance-based		Time-based		Performance-based
	Units	WA price/ unit	Units	WA price/ unit	Issuable upon exercise	WA exercise price	Issuable upon exercise	WA exercise price

Shares outstanding at December 31, 2011	1,970	$5.52	-	-	4,025	$4.39	250	$3.24
Granted	661	2.32	-	-	13	1.97	-	-
Shares vested/options exercised	(1,102)	4.69	-	-	(950)	2.02	-	-
Forfeited/expired	(99)	6.21	-	-	(760)	5.42	(83)	3.24
Balance at December 31, 2012	1,430	$4.63	-	$-	2,328	$5.01	167	$3.24
Granted	2,949	2.12	560	2.02	13	2.26	-	-
Shares vested/options exercised	(1,539)	3.34	-	-	(69)	1.93	-	-
Forfeited/expired (1)	(144)	3.75	(384)	2.02	(355)	4.25	(125)	3.24
Balance at December 31, 2013	2,696	$2.67	176	$2.02	1,917	$5.24	42	$3.24
Granted	2,796	1.48	433	1.84	3	1.91	-	-
Shares vested/options exercised	(2,241)	2.73	(37)	1.99	(5)	1.83	-	-
Forfeited/expired	(461)	1.82	(258)	1.90	(696)	5.98	(42)	3.24
Balance at December 31, 2014	2,790	$1.58	314	$1.87	1,219	$4.82	-	$-

(1)

In the second quarter of 2013, 125 time-based and 83 (125 at maximum performance achievement) market performance-based stock options were rescinded with the consent of and without payment to the Chief Executive Officer (CEO) due to the fact that the original grants with respect to which these options were a part of exceeded the sub-limits of the applicable plan by the number of shares as to which the options were rescinded.

Exercisable options and their related average exercise prices were 1,212 ($4.84), 1,840 ($5.33) and 2,011 ($5.27) as of December 31, 2014, 2013 and 2012, respectively.

In June 2011, the Company’s CEO was awarded a base grant of 250 market performance-based stock options contingent upon the Company’s shareholder return performance against the performance of the Philadelphia Semiconductor Index component companies. Following the rescission discussed in footnote (1) in the table immediately above, the base grant was reduced by 83 market performance-based stock options during the second quarter of 2013. The award and market performance was evaluated during the one, two and three-year periods following the award. The market performance-based stock options had an exercise price of $3.24, an expiration of 10 years after the grant date, and an average fair value of $2.62 on the date of grant. The fair value estimate was calculated with the assistance of a valuation consultant using a Monte Carlo Simulation model. In the second quarters of 2012, 2013, and 2014, 83, 42 and 42 shares, respectively, were forfeited for non-achievement of market performance goals at the end of their three year annual measurement periods.

On February 16, 2012, subject to stockholder approval of additional 2005 Plan shares at the Company’s 2013 Annual Stockholder Meeting (at which such approval was received), the Company awarded 661 time-based and 220 performance-based restricted stock units to its officers and employees. The time-based restricted stock units vested one-third on May 20, 2013 and one-third on February 18, 2014, and vest one-third on February 18, 2015. The Company performance-based restricted stock units vest based on absolute total stockholder return for one-year, two-year and three-year periods starting from the baseline date of December 31, 2011, compared to total stockholder return targets for each of the respective periods. The performance metrics for the one, two and three-year periods were not met on the Company performance-based awards, with 155 restricted stock units forfeited in 2013 and the remaining 65 restricted stock units forfeited at December 31, 2014.

On December 4, 2012, subject to stockholder approval of additional 2005 Plan shares at the Company’s 2013 Annual Stockholder Meeting (at which such approval was received), the Company awarded 660 restricted stock units to its officers and other key employees (subsequently increased by 20 units to an additional officer in July 2013). Fifty percent of these restricted stock units have time-based vesting conditions and fifty percent have performance-based vesting conditions. The restricted stock units vest one-third annually in May 2014, 2015, and 2016 (August 2014, 2015 and 2016 vest for the July 2013 grant). The Company performance-based awards were evaluated based on the Company’s adjusted cash flow from operations for the year ended December 31, 2013, with 34.8% of the Company performance metrics achieved and 229 units forfeited at December 31, 2013. During the year ended December 31, 2014, 5 units forfeited, 37 units were released upon vest, and the remaining 69 units will vest over the next two years.

On February 13, 2014, the Company awarded 825 restricted stock units to its officers and other key employees (subsequently increased by 40 units awarded to an additional officer in July 2014) where fifty percent of these restricted stock units have time-based vesting conditions and fifty percent (assuming maximum goal performance) have market performance-based vesting conditions contingent upon the Company’s relative shareholder returns measured against the peer group companies. The restricted stock units will vest, if at all, one-third annually in March 2015, 2016, and 2017. The market performance-based awards will be evaluated annually in one-third increments measuring Company shareholder returns during the one, two and three year periods following the award. Company performance within the 75th percentile tier in a measurement period would result in maximum performance attainment, while performance below the 25th-percentile results in no vesting for that period. The performance-based restricted stock units have an average fair value of $1.84 on the date of grant, calculated with the assistance of a valuation consultant using a Monte Carlo Simulation model. As of December 31, 2014, the performance metric for year one was not met on the market performance-based awards and to date, 187 of these restricted stock units have been forfeited.

The total fair value of restricted stock vested during the years ended December 31, 2014, 2013 and 2012 were $3,171, $3,052 and $2,208, respectively. The intrinsic value of exercised options during the years ended December 31, 2014, 2013 and 2012 were $1, $14 and $512, respectively.

Weighted average information as of December 31, 2014

Options currently exercisable
Shares issuable upon exercise	1,212
Weighted average exercise price	$4.84
Weighted average remaining contractual term (years)	3.4
Weighted average remaining contractual term for outstanding options (years)	3.4

Intrinsic value of exercisable options	$-
Intrinsic value of outstanding options	$-
Unrecognized stock-based compensation cost
Option plans	$5
Restricted stock	$2,379
Weighted average remaining vest period for option plans (years)	1.6
Weighted average remaining vest period for restricted stock (years)	1.1

Stock options outstanding at December 31, 2014 are summarized as follows:

Range of exercise prices			Outstanding Options at December 31, 2014	Weighted average remaining contractual life	Weighted average exercise price	Exercisable at December 31, 2014	Weighted average exercise price

$1.23	-	$1.93	449	3.4	$1.93	444	$1.93
$2.00	-	$3.24	275	6.1	$3.19	274	$3.19
$3.30	-	$8.79	134	2.4	$5.59	134	$5.59
$8.84	-	$18.98	361	1.7	$9.39	360	$9.39

VALUATION FOR ESP PLAN AND STOCK OPTION AWARDS

The fair value of these equity awards was estimated at the date of grant using a Black-Scholes option pricing model. The weighted average assumptions and fair values for stock-based compensation grants used for the years ended December 31, 2014, 2013 and 2012 are summarized below.

	Year ended December 31,
	2014	2013	2012
Stock option awards:
Risk-free interest rate	1.7%	0.8%	1.0%
Expected volatility	58%	72%	70%
Average expected term (in years)	5	5	5
Expected dividend yield	0%	0%	0%
Weighted average fair value of options granted	$0.97	$1.36	$1.14

ESP Plan:
Risk-free interest rate	0.3%	0.1%	0.2%
Expected volatility	72%	51%	61%
Average expected term	1	1	1
Expected dividend yield	0%	0%	0%
Weighted average fair value of purchase option	$0.28	$0.55	$0.77

The Company regularly assesses the assumptions used in its option valuation. For equity awards with an expected term of one year or less, the assumption for expected volatility is solely based on the Company’s historical volatility. For equity awards with expected terms of greater than one year, the Company used a combination of implied and historical volatility for options granted in the years ended December 31, 2014, 2013 and 2012. The expected term of the stock options is based on historical observations of employee exercise patterns combined with expectations of employee exercise behavior in the future giving consideration to the contractual terms of the stock-based awards. The risk free interest rate assumption has consistently been based on the yield at the time of grant of a U.S. Treasury security with an equivalent remaining term. The Company has never paid cash dividends and does not currently intend to pay cash dividends and has consistently assumed a 0% dividend yield.

The Company also sponsors an Employee Savings and Protection Plan under Section 401(k) of the Internal Revenue Code which is available to all full-time employees. Employees can make voluntary contributions up to limitations prescribed by the Internal Revenue Code. The Company previously matched 30% of employee contributions up to 10% of their gross pay; however, as a cost reduction during the second quarter of 2014, the Company discontinued matching 401(k) contributions. The Company recorded expense relating to plan contributions of $220, $829, and $855 for the years ended December 31, 2014, 2013 and 2012, respectively.

11. LOSS PER SHARE

The reconciliation of shares used to calculate basic and diluted loss per share consists of the following:

	Year ended December 31,
	2014	2013	2012
Weighted average common shares for basic loss per share	85,810	80,991	70,721
Effect of dilutive securities:
Stock options (*)	-	-	-
Unvested restricted stock (*)	-	-	-
Adjusted weighted average shares for diluted loss per share	85,810	80,991	70,721
*	Incremental shares from restricted stock and stock options are computed using the treasury stock method.

Dilution arising from the Company's outstanding stock options or unvested restricted stock was not included in the years ended December 31, 2014, 2013 and 2012 as their effect was anti-dilutive. Potential dilution arising from any of the remainder of the Company's outstanding stock options or unvested restricted stock is detailed below. Such potential dilution was excluded as their effect was anti-dilutive.

	Year ended December 31,
	2014	2013	2012
Stock options	1,219	1,959	2,495
Unvested restricted stock	3,104	2,872	1,430

12. OTHER ACCUMULATED COMPREHENSIVE INCOME

The components of other accumulated comprehensive income are as follows:

	Net Unrealized Gain (Loss) on Marketable Securities	Foreign Currency Translation	Total
Balance at December 31, 2012	$2,055	$(3)	$2,052
Other comprehensive income before reclassifications	1,371	3	1,374
Amounts reclassified from accumulated other comprehensive income *	(1,779)	-	(1,779)
Net current period other comprehensive income	(408)	3	(405)
Balance at December 31, 2013	$1,647	$-	$1,647
Other comprehensive income before reclassifications	81	-	81
Amounts reclassified from accumulated other comprehensive income *	(1,728)	-	(1,728)
Net current period other comprehensive income	(1,647)	-	(1,647)
Balance at December 31, 2014	$-	$-	$-

* Amounts reclassified are recorded within Other income, net in the Consolidated Statements of Operations

13. BANK BORROWINGS UNDER CREDIT FACILITY

On October 24, 2014, the Company entered into a Loan and Security Agreement with Silicon Valley Bank (the “SVB Loan Agreement”). The SVB Loan Agreement provides the Company with a two-year revolving credit facility of $10,000 that expires on October 24, 2016. The Credit Agreement enables borrowings based upon 85% of eligible accounts receivable and is secured by certain insured accounts receivable and substantially all of the Company’s other assets. The SVB Loan Agreement requires compliance with certain covenants, including minimum EBITDA (as defined in the SVB Loan Agreement) and quick ratio levels, in addition to certain capital expenditure limits. The interest rate on the outstanding balance under the SVB Loan Agreement is Prime plus 0.5%. The SVB Loan Agreement contains a fee for any unused portion of the facility. As of December 31, 2014, the Company was in compliance with its covenants and $4,000 was outstanding under the SVB Loan Agreement.

In April 2013, the Company entered into a Revolving Credit and Security Agreement (the “PNC Credit Agreement”) with PNC Bank, N.A. The PNC Credit Agreement was amended in December 2013 and further amended on April 30, 2014, to revise the minimum EBITDA covenants. The PNC Credit Agreement provided the Company with a three-year revolving credit facility of $11,000 that was scheduled to expire on April 30, 2016. The PNC Credit Agreement was secured by certain cash balances with borrowing availability based upon accounts receivable and compliance with covenants, including minimum EBITDA (as defined in the PNC Credit Agreement) and certain capital expenditure limits. The Company was permitted to elect to borrow at rates approximating LIBOR plus 3.25%. The PNC Credit Agreement contained a fee for any unused portion of the facility. On April 30, 2014, the Company entered into an Amended and Restated Collateral Assignment of Account which secured the Company’s existing and future obligations to the Lenders with a Company business account. On October 24, 2014, all outstanding amounts due under the PNC Credit Facility were satisfied in full and the PNC Credit Facility was terminated.

14. LEGAL PROCEEDINGS

The Company is a party to ordinary course litigation arising out of the operation of our business. The Company believes that the ultimate resolution of such ordinary course litigation should not have a material adverse effect on its consolidated financial condition or results of operations.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

2014 and 2013 Quarterly Financial Data

The following table sets forth certain unaudited results of operations for each quarter during 2014 and 2013. The unaudited information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments which management considers necessary for a fair presentation of the financial data shown. The operating results for any quarter are not necessarily indicative of the results to be attained for any future period. Basic and diluted loss per share are computed independently for each of the periods presented. Accordingly, the sum of the quarterly loss per share may not agree to the total for the year (in thousands, except for per share data).

	Quarter Ended
	2014				2013
	Dec. 31	Sep. 27	June 28	Mar. 29	Dec. 31	Sep. 28	June 29	Mar. 30

Net sales	$20,879	$18,871	$23,261	$23,271	$36,286	$37,011	$34,565	$26,380
Cost of sales	17,139	16,038	22,616	21,000	31,640	32,912	34,269	27,101
Gross profit (loss)	3,740	2,833	645	2,271	4,646	4,099	296	(721)
Research and development expenses	5,270	5,600	7,262	8,576	9,321	9,551	9,433	10,280
Selling and administrative expense	3,640	3,792	4,536	5,126	5,574	5,782	6,215	6,242
Restructuring charges	133	105	4,409	1,451	-	-	-	1,915
Operating loss	(5,303)	(6,664)	(15,562)	(12,882)	(10,249)	(11,234)	(15,352)	(19,158)
Interest income	-	1	1	5	33	46	65	93
Interest expense	(134)	(76)	(60)	(33)	(31)	(31)	(20)	-
Other income, net	-	70	587	1,160	290	15	1,508	46
Net loss	$(5,437)	$(6,669)	$(15,034)	$(11,750)	$(9,957)	$(11,204)	$(13,799)	$(19,019)

Net loss per share:
Basic	$(0.06)	$(0.08)	$(0.18)	$(0.14)	$(0.12)	$(0.13)	$(0.17)	$(0.26)
Diluted	$(0.06)	$(0.08)	$(0.18)	$(0.14)	$(0.12)	$(0.13)	$(0.17)	$(0.26)

ITEM 9A. CONTROLS AND PROCEDURES.

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed with the Securities and Exchange Commission (SEC), is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer (CEO), and Chief Financial Officer (CFO), as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2014, an evaluation was performed under the supervision and with the participation of our Management, including our CEO and CFO, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) under the U.S. Securities Exchange Act of 1934). Based on that evaluation, our management, including our CEO and CFO, concluded that our disclosure controls and procedures were effective as of December 31, 2014.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our CEO and CFO, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework of Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (COSO). Based on that evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2014.

The effectiveness of our internal control over financial reporting as of December 31, 2014 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included below.

There was no change in the Company’s internal control over financial reporting during the Company’s last fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Inherent Limitations of Controls

Because of their inherent limitations, disclosure controls and procedures and internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

ANADIGICS, Inc.

We have audited ANADIGICS, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (the COSO criteria). ANADIGICS, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, ANADIGICS, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of ANADIGICS, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2014 of ANADIGICS Inc. and our report dated March 6, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

MetroPark, New Jersey

March 6, 2015

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES.

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

Description (Dollars in Thousands)	Balance at beginning of period	Additions charged to costs and expenses	Deductions		Balance at end of period
Year ended December 31, 2014:
Deducted from asset account:
Allowance for doubtful accounts	$172	$-	-		$172
Reserve for excess and obsolete inventory	3,978	3,010	(297)	(1)	6,691

Year ended December 31, 2013:
Deducted from asset account:
Allowance for doubtful accounts	$172	$-	-		$172
Reserve for excess and obsolete inventory	5,887	122	(2,031)	(1)	3,978

Year ended December 31, 2012:
Deducted from asset account:
Allowance for doubtful accounts	$172	$-	-		$172
Reserve for excess and obsolete inventory	5,559	1,317	(989)	(1)	5,887

(1) Inventory write-offs to the reserve account.